Exhibit 99.4

CONSENT OF SUN WAI KENNETH LIU

AM PM Group Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director appointee.

Dated: August 26, 2026

/s/ Sun Wai Kenneth Liu
Sun Wai Kenneth Liu